EXHIBIT 16.1

                         CO-MARKETING PARTNER AGREEMENT

THIS CO-MARKETING AGREEMENT ("Agreement") is entered into between NeoMedia Technologies, Inc., a Delaware corporation having principal offices at 2201 Second Street, Suite 402, Ft. Myers, FL, 33901 USA ("NeoMedia") and Foote Cone & Belding, a division of FCB Worldwide L.L.C., a Delaware limited liability company having offices at 100 West 33rd Street, New York, NY 10001 ("Partner").

                                 R E C I T A L S

WHEREAS, NeoMedia has developed its PaperClick service and other products that link printed matter and physical objects to the Internet, and NeoMedia has the right and authority to grant licenses to use and solicit orders for such service and products;

WHEREAS, Partner possesses significant marketing experience and expertise; and

WHEREAS, NeoMedia desires to enlist Partner as a provider of Marketing Services (as defined in Schedule A hereto) in the Territory (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and promises recited herein, the parties hereto agree as follows:

1. INCORPORATION OF RECITALS

The above recitals are hereby incorporated into this Agreement.

2. DEFINITIONS

As used in this Agreement, the following definitions shall apply:

2.1 "NeoMedia Trademarks" shall have the meaning set forth in Section 18 herein.

2.2 "Marketing Services", are defined as products and services, as described further in Schedule A.

2.3 "End User" shall mean manufacturers, brand managers, or other people or entities that register their unique identifiers for use in the PaperClick platform.

2.4 "Product(s)" shall mean, collectively, NeoMedia's PaperClick platform. Additional products and services may be added by amendment upon negotiation and mutual agreement of the parties.

2.5 "Non-Exclusive" means that Partner is authorized to solicit orders for the Product in the Territory designated in Schedule B, but that another entity including NeoMedia might also be so authorized.

2.6 "Revenue Share" means the division of revenue generated from End Users through NeoMedia's PaperClick platform, between NeoMedia and Partner, as defined in Schedule C.

2.7   "Subscriber" means any entity licensed to utilize the Products.

2.8 "Territory" means the geographical region (and market segment, if specified) as specified in Schedule B, attached hereto and made a part hereof.

3. PROVISION OF SERVICES

3.1 Non-Exclusive Provider of Marketing Services. Subject to the terms and conditions of this Agreement, NeoMedia hereby appoints Partner as a non-exclusive provider of Marketing Services in the Territory, upon the terms and conditions set forth herein. NeoMedia further grants to Partner a personal, non-exclusive, nontransferable license to market and demonstrate NeoMedia's services and products, during the term hereof and within the Territory, which license may not be used by Partner for any purpose except in furtherance of its obligations hereunder.

3.2 Conditions to Partner's Rights. NeoMedia grants the rights set forth in
Section 3.1, provided that:

(a) so doing will not reduce or diminish in any way NeoMedia's title or proprietary rights to any portion of the Products;

(b) Except as otherwise explicitly permitted by this Agreement, Partner shall not (i) adapt, modify, reverse-engineer, or disassemble Products; (ii) create derivative works based upon the Products; or (iii) make any use of the Products not explicitly provided for herein;

4. TERM

Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall commence as of the date last executed (the "Effective Date") by a party and shall continue in full force and effect for a period of one year (the "Initial Term"); provided, however, that at the expiration of the initial and each renewal term hereof, this Agreement shall automatically renew for successive one (1) year periods (the "Renewal Term") unless either party shall have delivered to the other notice of its intention not to renew at least thirty
(30) days prior to the expiration of the then-current term. The Initial and Renewal Term may hereinafter be collectively referred to as the "Term."

5. TERRITORY

For purposes of this Agreement, the term "Territory" shall mean that geographic area (and market segment if specified) described in Schedule B which is attached hereto and incorporated herein by reference.

6. DUTIES OF PARTNER.

6.1 Reasonable Efforts. Partner shall use commercially reasonable efforts to provide Marketing Services within the Territory in accordance with the terms of this Agreement, consistent with good business ethics and in a manner that Partner in good faith believes will reflect favorably upon NeoMedia.

6.2 Qualification To Do Business. Partner shall make such filings and take such action as may be required to qualify to do business under all applicable federal, state and local laws and regulations in order to perform under the terms of this Agreement.

6.3 Staff and Personnel. Partner may employ third parties in its business to meet its obligations hereunder. Partner shall be solely responsible for any payments owed to third parties, and hereby indemnifies and holds NeoMedia harmless from claims by and liabilities to any person who alleges that NeoMedia is responsible for the payment of amounts due to such third party as a result of such party's relationship with Partner provided that Partner: (i) is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) is given authority, information and assistance necessary to settle, compromise or litigate said suit or proceeding, and (iii) no settlement of any suit is made without the express permission of Partner, which shall not be unreasonably withheld.

6.4 Training of Partner Personnel. Prior to marketing or demonstrating its services, Partner must have at least one person(s) on staff who has/have completed NeoMedia's required training. Training shall be provided by NeoMedia or its representative(s), at a time and place mutually agreed upon by NeoMedia and Partner.

6.5 Demonstrations. Partner may provide demonstration versions of the Products to potential End Users, subject first to coordination with NeoMedia to secure a demonstration license for Product in a form approved by NeoMedia and, if practicable, a limited function/duration password from NeoMedia. Partner acknowledges that any user of Product must consent to NeoMedia's standard terms for any use of Product.

6.6 Representations. Partner shall limit its claims and representations concerning NeoMedia to those made by NeoMedia in published product literature, and shall not make any claims or representations inconsistent with or exceeding such claims of NeoMedia.

6.7 Status Reports. Partner shall keep NeoMedia advised of its activities relative to the Products, orally and through monthly written reports, which shall include, without limitation and where applicable, information regarding:
(i) a complete record of all Marketing Services activity, in a form to be mutually agreed upon by NeoMedia and Partner; (ii) advertising activities, including a copy of all published advertisements and press releases relating to Product; (iii) display of Product at appropriate trade shows and exhibitions; and (iv) market and technical information concerning products similar to the Products sold in the Territory.

6.8 Inspection. During the Term of this Agreement and for three (3) years thereafter, Partner shall keep all usual and proper entries and records relating to Marketing Services. Upon five (5) business days notice and during business hours, NeoMedia may make reasonable inquiries, copies and conduct inspections to ensure compliance by Partner with the terms and conditions of this Agreement.

1. DUTIES OF NEOMEDIA

7.1 Materials. NeoMedia shall promptly provide Partner with all code, graphics and other materials necessary for Partner to perform its obligations as set forth hereunder.

7.2 Customer Support and Service. NeoMedia shall provide telephone, e-mail and Web-based support to Partner as reasonably necessary to implement and maintain the PaperClick Linking Service platform. NeoMedia's customer support representatives will be available between the hours of 8 a.m. and 6 p.m. E.S.T. Monday through Friday. NeoMedia shall promptly forward to Partner all questions directed to NeoMedia regarding the PaperClick Linking Service. NeoMedia shall provide to Partner such training as required to implement the PaperClick Linking Service platform, and shall provide Partner with a dedicated contact who shall be available during standard business hours to answer Partner's questions

7.3 Representations. NeoMedia shall limit its claims and representations concerning Partner to those made by Partner in published product literature and approved by Partner, and shall not make any claims or representations inconsistent with or exceeding such claims of Partner.

8. REVENUE SHARING

NeoMedia and Partner shall share revenue generated from sale of the Products and the Marketing Services in the Territory as outlined in Schedule C.

9. ASSIGNMENT

Partner shall not assign or transfer, whether by merger, operation of law or otherwise, this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation without the prior written consent of NeoMedia, which consent may be withheld for any or no reason. Any attempted assignment shall be void and without effect and not merely voidable.

10. TERMINATION

10.1 Without Cause. This agreement may be terminated without cause by either party with 30 days written notice to the other party.

10.2 For Cause.

(a) Either party shall have the right to terminate this Agreement prior to the expiration of the Initial or any Renewal Term of this Agreement for "cause." The term "cause", for purposes of this Agreement, shall mean a breach of any material obligation under this Agreement, which remains uncured after written notice of breach or infringement and thirty (30) days opportunity to cure such breach, except that in the event of a breach associated with non-payment, the cure period shall be five (5) business days.

(b) Notwithstanding anything to the contrary, either party may terminate for cause immediately upon written notice (and without opportunity to cure) upon the occurrence of the following:

      (i) if the other party becomes insolvent, makes a general assignment for the benefit of creditors, or becomes the subject of any voluntary or involuntary bankruptcy or insolvency proceeding under any applicable law and such proceeding is not terminated within sixty (60) days of its commencement;

      (ii)  if the other party ceases to be actively engaged in business.

(c) Notwithstanding anything to the contrary, either party may terminate for cause upon written notice in the event of a material breach of any obligations with respect to title, proprietary rights, confidentiality or trade secrets, or any infringement caused by any action or omission of the other party, if such breach cannot be cured. In the event such breach can be cured, the breaching party shall first be afforded written notice and a five (5) day opportunity to cure if the breaching party has not previously breached under this provision in the prior year.

10.3 Effect of Termination or Expiration. Upon termination or expiration of this Agreement, any license or rights granted hereunder shall terminate and the parties shall have no further liability or obligations to each other, except for those which survive as specified in this Agreement.

10.4 Extension for Post-Termination Customer Support. NeoMedia acknowledges that an End User agreement entered into with Partner's customers during the term of this Agreement may have a duration extending beyond the Term hereof. Therefore, after the expiration or termination of this Agreement, NeoMedia may allow Partner to retain the right to use the Product internally only to provide Customer Support until the expiration of then-existing End User agreements.

11. RELATIONSHIP

11.1 Independent Contractor. Partner and NeoMedia are independent contractors. No employee of Partner shall be deemed to be an employee of NeoMedia, and vice versa. Neither party shall have the power to hire or fire the other party's employees and except as herein expressly provided, neither party may control or have access to the other party's funds or the expenditures thereof, or in any other way exercise dominion or control over the other party's business.

11.2 No Employment Relationship; No Joint Venture. Neither Partner nor any of the individuals whose compensation for services is paid by Partner is in any way, directly or indirectly, expressly or by implication, employed by NeoMedia, nor shall any of them be deemed to be employed by NeoMedia for purposes of any tax, withholding, or contribution levied by the Federal Social Security Act or any state law, or any foreign national or local law, with respect to employment, unemployment, disability, or compensation for employment. Partner accepts exclusive liability for any payroll taxes, income tax withholding, or contributions imposed by the Federal Social Security Act or any state law, or any foreign national or local law, with respect to the Partners or individuals whose compensation for services is paid by Partner. Nothing in this Agreement shall be construed so as to give to the Partner any rights as a partner in the business of NeoMedia or to entitle it to control in any manner the conduct of such business. Neither party has the right to bind the other to any agreement with a third party, or to incur any obligation or liability on behalf of the other party, and neither shall be liable for the debts or obligations of the other, unless written consent is given.

12. CONFIDENTIAL INFORMATION

12.1 Definition. "Confidential Information" consists of (i) any information designated by the disclosing party as or which by its nature is known to be confidential, and (ii) any information relating to the NeoMedia's Product plans, Product designs, Product costs, Product prices, Product names, finances, marketing plans, business opportunities, personnel, research, development or know-how, including oral disclosures, except such information which the parties agree in writing is not confidential. The recipient of Confidential Information shall use Confidential Information solely for implementing its obligations under this Agreement.

12.2 General. Neither party will use in any way for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information revealed to it by the other party, except as explicitly permitted herein. The recipient agrees to protect any Confidential Information from disclosure to others with at least the same degree of care as that which is accorded to its own proprietary information, but in no event with less than reasonable care. In the event of termination of this Agreement, there will be no use or disclosure by recipient of any Confidential Information of the disclosing party, and the recipient will not develop or have developed any applications utilizing any of the other party's Confidential Information.

12.3 Exceptions. The foregoing restrictions will not apply to information that
(i) is known to the recipient at the time of disclosure, (ii) has become publicly known through no wrongful act of the recipient, (iii) has been rightfully received from a third party authorized to make such disclosure without restriction, or (iv) has been approved for release by written authorization of the disclosing party.

12.4 Notification of Breach. Each party agrees to notify the other promptly in the event of any breach of confidentiality or security under conditions in which it would appear that any Confidential Information was prejudiced or exposed to loss. The recipient shall, upon request of the disclosing party, take all reasonable steps necessary to recover any compromised trade secrets disclosed to or placed in the possession of the recipient by virtue of this Agreement.

12.5 Remedies. Each party acknowledges that any breach of any of its obligations under this Section is likely to cause or threaten irreparable harm to the other party, and, accordingly, the recipient agrees that in such event, the disclosing party shall be entitled to equitable relief to protect its interest therein, as well as money damages.

13. NON-SOLICITATION

Each party acknowledges that, pursuant to discussions and negotiations of this Agreement or with the ongoing performance thereof, each may have contact with the employees and contractors (collectively, the "Employees") of the other party and that said Employees might be rendering valuable and/or unique services, the interruption or termination of which might cause serious disruption to the business interest of the party employing such Employees. Therefore, each party agrees it will not solicit for the purpose of employment the Employees of the other party who are associated with work related to this Agreement. This provision shall remain in effect during the term of this Agreement and for one year following termination or expiration.

14. INDEMNIFICATION

14.1 Indemnification for Performance.

Partner shall indemnify, defend and hold NeoMedia, its shareholders, directors, officers, employees, representatives, dealers, Partners and assignees harmless against any claims arising out of performance by Partner or its employees and contractors of its or their duties or the exercise of its or their rights pursuant to this Agreement and pursuant to any agreement with such third parties provided that Partner: (i) is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) is given authority, information and assistance necessary to settle, compromise or litigate said suit or proceeding, and (iii) no settlement of any suit is made without the express permission of Partner, which shall not be unreasonably withheld. For purposes of this indemnification, "claims" means and includes all obligations, such as taxes in connection with business conducted or sales made by the Partner or its third parties, or actual damages, such as accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, travel and living expenses. This indemnity shall continue in effect even after, and notwithstanding this Agreement's expiration or termination.

14.2 Third Party Rights. Partner hereby agrees to indemnify, defend and hold harmless NeoMedia, its affiliates and their shareholders, directors, officers, employees, representatives, dealers, partners, vendors, consultants and assignees; against any liability for any claims of any type whatsoever that the actions of Partner violated any third party rights, including but not limited to infringement of any copyright, invasion of privacy or violation of any other right of any third party or any actions arising from or related to the subject matter, text, graphics, or other content or material on or associated with the web content linked by Partner provided that Partner: (i) is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) is given authority, information and assistance necessary to settle, compromise or litigate said suit or proceeding, and (iii) no settlement of any suit is made without the express permission of Partner, which shall not be unreasonably withheld.

14.3 Insurance. No insurance is required by Partner to act on behalf of NeoMedia.

14.4 Indemnification for Infringement.

(a) Deferral and Payment of Settlements. NeoMedia shall defend any suit or proceeding brought against the Partner insofar as such suit or proceeding is based on a claim that Product as furnished by it to Partner constitutes infringement of any issued United States patent, copyright, or trade secret, and NeoMedia shall pay all settlements and costs against Partner, subject to the limitation of liability set forth herein, and provided that
      NeoMedia: (i) is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) is given authority, information and assistance necessary to settle, compromise or litigate said suit or proceeding, and
      (iii) no settlement of any suit is made without the express permission of NeoMedia, which shall not be unreasonably withheld. This indemnity shall continue in effect even after, and notwithstanding this Agreement's expiration or termination.

(b) Alternative Benefits. If Licensed Product is held in any such suit to infringe and the use of the Product is enjoined, or in the case of a settlement as described above, NeoMedia shall have the option, at its own expense, to (i) procure for Partner the right to continue using Product,
      (ii) replace same with a non-infringing Product of substantially similar functionality, (iii) modify same to make it non-infringing, or (iv) refund the cost of the affected Product, and accept the return of same.

14.5 Partner Infringement. Notwithstanding anything to the contrary, NeoMedia shall not be obligated to defend or be liable for costs and damages if infringement arises out of compliance with Partner's specifications, incorporation of Partner's or third party equipment, applications or software in the Product, from a modification of Product after delivery or from other fault or action of Partner or a third party. NeoMedia may decline to accept orders under this Agreement if infringement caused by any such action of indemnified party has been alleged, or has occurred.

15. WARRANTY AND DISCLAIMER

WARRANTY. NEOMEDIA SOLELY OWNS THE PRODUCT, AND TO THE BEST OF ITS KNOWLEDGE, THE PRODUCT DOES NOT INFRINGE ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS. PRODUCT IS PROVIDED TO PARTNER ON AN "AS IS" BASIS. ALTHOUGH NEOMEDIA WILL USE COMMERCIALLY REASONABLE EFFORTS TO MAINTAIN PRODUCT, PARTNER UNDERSTANDS AND AGREES THAT PRODUCT IS OF SUCH COMPLEXITY THAT IT MAY CONTAIN INHERENT DEFECTS. NEOMEDIA DISCLAIMS ANY AND ALL WARRANTIES, REPRESENTATIONS OR GUARANTEES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (i) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) ANY WARRANTY THAT PRODUCT WILL OPERATE UNINTERRUPTED OR ERROR-FREE; AND (iii) ANY WARRANTY REGARDING CONTINUED PROVISION OR ACCURACY OF DEMOGRAPHIC INFORMATION.

16. LIMITATION OF LIABILITY AND DAMAGES

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, ENHANCED, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING FROM THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOSS OF DATA, OR OTHERWISE, HOWEVER CAUSED AND WHETHER ARISING UNDER CONTRACT, TORT OR OTHER THEORY OF LIABILITY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR NOTWITHSTANDING WHETHER SUCH DAMAGES WERE FORESEEABLE. THESE LIMITATIONS SHALL NOT APPLY TO DAMAGES FOR PERSONAL INJURY OR DEATH.

17. FOREIGN LAW WARRANTIES

Governmental Consent. Partner represents and warrants that no (i) consent, approval or authorization of or designation, declaration filing with any governmental authority in the Territory is required in connection with the valid execution and delivery of this Agreement, and (ii) no provision of this Agreement violates any statute, rule or regulation promulgated within the Territory; or if any of the forgoing do apply, that Partner will not commence any marketing activity in that portion of the Territory until such warranty can be made. Partner shall be responsible for making appropriate filings with any applicable governmental or regulatory authorities in the Territory.

18. PROPERTY RIGHTS

18.1 Rights to Product.

18.1.1 Intellectual Property Rights; Assignment. Partner acknowledges and agrees that NeoMedia owns all right, title, and interest in the Product, and in all of NeoMedia's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Product. The use by Partner of such property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason, such authorization will cease.

18.1.2 No Other Rights. Partner may not, directly or through any person or entity, in any form or manner, except as specifically authorized herein, copy, distribute, reproduce, incorporate, use or allow access to the Product or modify, prepare derivative works of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the Product. Product shall not be used for Partner's own business use, except solely in furtherance of its obligations hereunder. Partner will take appropriate steps with its customers, as NeoMedia may reasonably request, to inform them of the restrictions contained in this Section.

18.1.3 Proprietary Notices. Partner will not remove any copyright and other proprietary notices in the Product.

18.2 Trademarks and Trade Names.

18.2.1 Use of Trademarks. During the term of this Agreement, either party may advertise the Product under the trademarks, marks, and trade names that the owning party may adopt from time to time ("NeoMedia Trademarks" or "Partner Trademarks," as the case may be). Nothing herein will grant to either party any right, title or interest in the other party's trademarks. At no time during or after the term of this Agreement will either party challenge or assist others to challenge the other party's trademarks or any registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the other party's trademarks.

18.2.2 Use of Trade Names. Partner will present and promote the sale of the Product. Partner may use the Product in advertising and promotional media, provided that the advertising party conspicuously indicates in all such media that such names are trademarks of the owning party, as specified by the owning party. Upon termination of this Agreement for any reason, each party will immediately cease all use of the other party's names and trademarks and deliver all materials in its control or possession which bear such names and trademarks. Neither party will challenge any intellectual property rights claimed by the other in such trademarks. Notwithstanding anything herein to the contrary, neither party will attempt to cause the other party to adopt any particular advertising, promotional or marketing plan.

18.3 Survival. The provision of this Section shall survive expiration or termination of this Agreement.

19. MISCELLANEOUS

19.1 Press Releases. Both parties hereby grant each other authority to mention one another in each party's press releases. Each party shall have approval authority before any such press release is made.

19.2 Entire Agreement. Together with any prior Confidentiality agreement which may exist between the parties, this Agreement constitutes the entire agreement between the parties with reference to the subject matter hereof and supersedes all prior negotiations, understandings, representations and agreements, if any. Each of the parties acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of any other party not contained herein.

19.3 Construction and Interpretation. (a) This Agreement is to be construed in accordance with the laws of the State of FLORIDA, UNITED STATES OF AMERICA, without regard to conflict of laws principles, and the parties agree that in any dispute, jurisdiction and venue shall be in Lee County, Florida USA. (b) The titles and subtitles of the various sections and paragraphs of this Agreement are inserted for convenience and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants and conditions of this Agreement. (c) The language in all parts of this Agreement shall in all cases be construed simply according to its fair meaning and not strictly for or against either party. (d) It is agreed that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

19.4 Assignment. This Agreement shall inure to the benefit of each party's respective successors and assigns, subject to the limitations on assignment or transfer otherwise set forth herein.

19.5 Modifications and Waivers. Neither this Agreement nor any provision thereof may be modified, waived, discharged or terminated orally, but only by a writing signed both parties. A waiver of any provision by either party to this Agreement shall be valid only in the instance for which given and shall not be deemed continuing; further, any such waiver shall not be construed as a waiver of any other provision of this Agreement.

19.6 Further Assurances. Each party to this Agreement represents, agrees and warrants that it will perform all other acts and execute and deliver all other documents that may be necessary or appropriate to carry out the intent and purposes of this Agreement.

19.7 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof and the balance of the Agreement shall continue in full force and effect. If any court of competent jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, court may declare a reasonable modification thereof and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform the same as thus modified.

19.8 Notices. Whenever notice or consent is required hereunder, such notice shall be made in writing, and shall be considered effective upon personal delivery; or upon delivery to the postal system, if sent postage prepaid, registered or certified mail, return receipt requested; or upon delivery to a national overnight courier, if prepaid, receipt signature required; at the address of each party stated herein. Notices shall be directed to the attention of the person signing this Agreement and in the case of NeoMedia, a copy shall also be directed to the attention of the General Counsel. Either party may change its address designation by providing notice hereunder. Such notices which are refused shall be deemed delivered on the date of attempted delivery.

19.9 Force Majeure. Neither party shall be liable to the other for delays or non-delivery or non-fulfillment of any orders or failure to perform any part of this Agreement for any reason or unforeseen circumstance beyond the affected party's reasonable control, including without limitation acts of God, fire, labor disputes of any nature, inevitable accident, insurrection, delays in transportation, delivery, or supply.

19.10 Signature Authority. The parties hereto represent and warrant that the individuals signing below are authorized to bind their respective parties.

19.11 Counterparts; Duplicate Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed in duplicate.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date and year last executed below.

PARTNER:                                         NEOMEDIA:

FOOTE CONE & BELDING, a division of              NEOMEDIA TECHNOLOGIES, INC.
FCB WORLDWIDE L.L.C.

/s/ Pamela Larrick                               /s/ Charles T. Jensen
--------------------------------------------     -------------------------------
Print Name: Pamela Larrick                       Print Name: Charles T. Jensen
Title: Chariman and CEO FCBi Worldwide           Title: President & CEO

Date: 3/18/05                                    Date: 3-18-05